Exhibit 99.1

IAA, Inc. Announces Second Quarter Fiscal 2020 Financial Results

Revenue Impacted by COVID-19 Related Volume Headwind; Declined 19% to $297 Million

Sequential Monthly Improvement in Assignments and Revenue Per Unit

WESTCHESTER, Ill.--(BUSINESS WIRE)--August 4, 2020--IAA, Inc. (NYSE: IAA) today announced its financial results for the second quarter of fiscal 2020, which ended June 28, 2020.

John Kett, Chief Executive Officer and President, stated, “As expected, our second quarter results were materially impacted by COVID-19 and the sharp drop in miles driven and associated assignments in the quarter. Since late April, we have seen a stronger improvement than originally anticipated with markets reopening and vehicle miles driven continuing to rebound. The lower supply of vehicles and continued strong demand from buyers, combined with benefits from the completion of our buyer digital transformation and enhanced digital auction platform, helped drive record revenue per unit in the second half of the quarter.”

Mr. Kett continued, “As we look ahead we are cautiously optimistic, but uncertainty regarding the COVID-19 pandemic remains, and we are staying disciplined and flexible in our approach to running the business. I am very proud of our teams and the resiliency they continue to demonstrate as we navigate through this unprecedented period in time. We remain focused on driving our growth strategies and executing against our margin expansion plan.”

Key Second Quarter and Year-to-Date Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended June 28, 2020	Quarter Ended June 30, 2019	% Change	Year to Date Ended June 28, 2020	Year to Date Ended June 30, 2019	% Change
Revenues	$296.8	$366.4	(19.0)%	$663.4	$723.6	(8.3)%
Net Income	$33.2	$51.3	(35.3)%	$77.9	$105.8	(26.4)%
Adjusted Net Income	$36.6	$59.0	(38.0)%	$86.5	$119.1	(27.4)%
Diluted EPS	$0.25	$0.38	(34.2)%	$0.58	$0.79	(26.6)%
Adjusted Diluted EPS	$0.27	$0.44	(38.6)%	$0.64	$0.89	(28.1)%
Adjusted EBITDA	$78.9	$107.3	(26.5)%	$178.9	$213.2	(16.1)%

Highlights for the Second Quarter Ended June 28, 2020:

  Consolidated revenues decreased 19.0% to $296.8 million from $366.4 million in the second quarter of fiscal 2019. Second quarter revenue includes $2.4 million of revenue from DDI, which was acquired on July 31, 2019. Foreign currency movements had a negative impact of $1.2 million on revenue for the quarter. Excluding the impact of these items, organic revenue decreased 19.3% to $295.6 million, consisting of lower volumes of approximately 28.8%, partially offset by higher revenue per unit. Total purchased vehicle revenue decreased by $3.9 million, or 10.9%, to $32.0 million, compared to $35.9 million in the prior year period. U.S. segment revenues decreased 17.0% to $265.9 million from $320.5 million in the prior year period. International segment revenues decreased 32.7% to $30.9 million from $45.9 million in the prior year period. For both the U.S. and International segments, lower revenues were primarily due to a decrease in volume, partially offset by higher revenue per unit.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, decreased by 19.5% to $111.7 million from $138.7 million in the second quarter of fiscal 2019. The decrease in gross profit was primarily due to lower volume and an increase in occupancy costs, partially offset by higher revenue per unit as well as cost reductions achieved, including cost reductions from completing the buyer digital transformation early in the quarter. Gross margin in the quarter decreased by 30 basis points versus the prior year to 37.6%.
  Selling, general and administrative (“SG&A”) expenses increased by 1.8% to $34.3 million from $33.7 million in the second quarter of fiscal 2019. Adjusted SG&A expenses in the second quarter of 2020 were $32.9 million, an increase of 4.1% compared to Adjusted SG&A expenses of $31.6 million in the prior year period. Adjusted SG&A expenses increased primarily due to additional public company costs, an increase in the provision for credit losses, and SG&A associated with DDI, partially offset by reduced discretionary spending and a lower accrual for incentive compensation.
  Interest expense was $13.8 million compared to $11.9 million in the second quarter of fiscal 2019, with the increase primarily driven by a higher average outstanding debt balance resulting from the new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 24.4% versus 27.9% in the second quarter of fiscal 2019. The lower effective tax rate in 2020 was due to discrete tax items associated with the spin-off from KAR Auction Services in the prior year that did not occur in 2020 as well as the benefit from the implementation of certain tax optimization initiatives.
  Net income decreased by 35.3% to $33.2 million, or $0.25 per diluted share, compared to $51.3 million, or $0.38 per diluted share, in the second quarter of fiscal 2019. Adjusted net income decreased by 38.0% to $36.6 million, or $0.27 per diluted share, compared to $59.0 million, or $0.44 per diluted share, in the second quarter of fiscal 2019.
  Adjusted EBITDA decreased by 26.5% to $78.9 million from $107.3 million in the second quarter of fiscal 2019, primarily due to the decline in revenue. Adjusted EBITDA includes unfavorable foreign currency movements of $0.2 million and a loss from DDI of $0.2 million. Excluding these items, organic Adjusted EBITDA was $79.3 million, a decrease of 26.1% over the prior year.

Highlights for the Year-to-Date Ended June 28, 2020:

  Consolidated revenues decreased 8.3% to $663.4 million from $723.6 million in the prior year period. Year-to-date revenue includes $4.8 million of revenue from DDI, which was acquired on July 31, 2019. Foreign currency movements had a negative impact of $1.6 million on revenue for the period. Excluding the impact of these items, organic revenue decreased 8.8% to $660.2 million, consisting of lower volumes of approximately 15.1%, partially offset by higher revenue per unit. Total purchased vehicle revenue decreased by $3.7 million, or 5.4%, to $64.6 million, compared to $68.3 million in the prior year period. U.S. segment revenues decreased 7.5% to $587.0 million from $634.8 million in the prior year period. International segment revenues decreased 14.0% to $76.4 million from $88.8 million in the prior year period. For both the U.S. and International segments, the decrease in revenue was primarily due to a decrease in volume, partially offset by higher revenue per unit.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, decreased by 10.9% to $247.3 million from $277.5 million in the prior year period. The decrease in gross profit was primarily due to lower volumes and an increase in occupancy costs, partially offset by higher revenue per unit and cost reductions achieved, including cost reductions from completing the buyer digital transformation earlier in the second quarter. Gross margin decreased by 100 basis points versus the prior year to 37.3%.
  SG&A expenses increased by 7.4% to $72.3 million from $67.3 million in the prior year period. Adjusted SG&A expenses were $68.4 million, an increase of 6.2% compared to Adjusted SG&A expenses of $64.4 million in the prior year period. Adjusted SG&A expenses increased primarily due to additional public company costs, an increase in the provision for credit losses, and SG&A associated with DDI, partially offset by reduced discretionary spending and a lower accrual for incentive compensation.
  Interest expense was $29.8 million compared to $21.6 million in the prior year period, with the increase primarily driven by a higher average outstanding debt balance resulting from the new capital structure following the separation from KAR Auction Services.
  The effective tax rate was 24.9% versus 26.9% in the prior year period. The lower effective tax rate in 2020 was due to discrete tax items associated with the spin-off from KAR Auction Services in the prior year that did not occur in 2020 as well as the benefit from the implementation of certain tax optimization initiatives.
  Net income decreased by 26.4% to $77.9 million, or $0.58 per diluted share, compared to $105.8 million, or $0.79 per diluted share, in the prior year period. Adjusted net income decreased by 27.4% to $86.5 million, or $0.64 per diluted share, compared to $119.1 million, or $0.89 per diluted share, in the prior year period.
  Adjusted EBITDA decreased by 16.1% to $178.9 million from $213.2 million in the prior year period, primarily due to the decline in revenue. Adjusted EBITDA includes unfavorable foreign currency movements of $0.3 million and a loss from DDI of $0.2 million. Excluding these items, organic Adjusted EBITDA was $179.4 million, a decrease of 15.9% over the prior year.

Other Financial Highlights as of June 28, 2020:

  Net Debt: $1,113.3 million
  Leverage Ratio: 2.9x
  Year-to-date Net Cash Provided by Operating Activities: $217.3 million
  Year-to-date Free Cash Flow: $195.2 million
  Liquidity: $541.9 million
  Q2 2020 consignment vehicle inventory change: -16.6%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Outlook:

Given the continued uncertainties regarding the duration and severity of the COVID-19 pandemic and measures by federal, state and local governments to reduce its spread, the Company is not providing a 2020 or long-term outlook at this time.

Conference Call Information:

A conference call to discuss the second quarter fiscal 2020 financial results is scheduled for today, August 4 , 2020, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast, along with a supplemental slide presentation that will be referenced during the call, are available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,000 talented employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base located throughout more than 135 countries and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. IAA’s solutions provide global buyers with the vehicles they need to, among other things, fulfill their vehicle rebuild requirements, replacement part inventory or scrap demand. IAA provides global buyers with multiple bidding / buying digital channels, innovative vehicle merchandising, efficient evaluation services and digital bidding tools, enhancing the overall purchasing experience.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding expectations with respect to the COVID-19 pandemic on our business and plans regarding our growth strategies and margin expansion plan. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: uncertainties regarding the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, on our business and the economy generally; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 29, 2019 filed with the SEC on March 18, 2020 and in our Form 10-Q for the quarter ended March 29, 2020 filed with the SEC on May 6, 2020. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc. Consolidated Statements of Income (Amounts in Millions, Except Per Share) (Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Revenues	$296.8	$366.4	$663.4	$723.6

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	185.1	227.7	416.1	446.1
Selling, general and administrative	34.3	33.7	72.3	67.3
Depreciation and amortization	19.6	22.1	42.1	43.9
Total operating expenses	239.0	283.5	530.5	557.3
Operating profit	57.8	82.9	132.9	166.3
Interest expense, net	13.8	11.9	29.8	21.6
Other expense (income), net	0.1	(0.2)	(0.6)	(0.1)
Income before income taxes	43.9	71.2	103.7	144.8
Income taxes	10.7	19.9	25.8	39.0
Net income	$33.2	$51.3	$77.9	$105.8

Net income per share
Basic	$0.25	$0.38	$0.58	$0.79
Diluted	$0.25	$0.38	$0.58	$0.79

IAA, Inc. Consolidated Balance Sheets (Amounts in Millions) (Unaudited)

	June 28, 2020	December 29, 2019
Assets

Current assets
Cash and cash equivalents	$187.0	$47.1
Accounts receivable, net of allowances of $7.3 and $4.2	274.4	335.9
Prepaid consigned vehicle charges	41.2	50.1
Other current assets	22.0	26.9
Total current assets	524.6	460.0

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $117.9 and $75.2	809.9	735.9
Property and equipment, net of accumulated depreciation of $459.6 and $438.3	236.2	246.9
Goodwill	539.2	541.3
Intangible assets, net of accumulated amortization of $484.3 and $465.9	147.0	151.7
Other assets	16.6	15.4
Total non-current assets	1,748.9	1,691.2
Total assets	$2,273.5	$2,151.2

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	$74.1	$96.4
Short-term right-of-use operating lease liability	76.0	68.6
Accrued employee benefits and compensation expenses	14.1	29.4
Other accrued expenses	67.5	49.3
Total current liabilities	231.7	243.7

Non-current liabilities
Long-term debt	1,250.0	1,254.7
Long-term right-of-use operating lease liability	778.3	709.5
Deferred income tax liabilities	62.1	63.7
Other liabilities	18.8	16.8
Total non-current liabilities	2,109.2	2,044.7

Stockholders' deficit
Total stockholders' deficit	(67.4)	(137.2)
Total liabilities and stockholders' deficit	$2,273.5	$2,151.2

IAA, Inc. Consolidated Statements of Cash Flows (Amounts in Millions) (Unaudited)

	Six Months Ended
	June 28, 2020	June 30, 2019
Operating activities
Net income	$77.9	$105.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42.1	43.9
Operating lease expense	66.3	56.1
Stock-based compensation	4.5	1.9
Provision for credit losses	3.6	1.1
Amortization of debt issuance costs	2.0	—
Deferred income taxes	(1.5)	0.6
Gain on disposal of fixed assets	(0.1)	—
Other	—	1.3
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(63.8)	(54.7)
Accounts receivable and other assets	65.8	14.0
Accounts payable and accrued expenses	20.5	(7.9)
Net cash provided by operating activities	217.3	162.1

Investing activities
Purchases of property, equipment and computer software	(22.1)	(37.5)
Proceeds from the sale of property and equipment	0.1	0.1
Net cash used by investing activities	(22.0)	(37.4)

Financing activities
Net decrease in book overdrafts	(33.6)	(2.9)
Proceeds from debt issuance	—	1,300.0
Dividend paid to KAR	—	(1,278.0)
Payments of long-term debt	(4.0)	—
Deferred financing costs	(2.7)	(25.2)
Finance lease payments	(7.5)	(8.3)
Net cash transfers to parent and affiliates	—	(117.7)
Issuance of common stock under stock plans	1.1	—
Tax withholding payments for vested RSUs	(8.0)	—
Net cash used by financing activities	(54.7)	(132.1)
Effect of exchange rate changes on cash	(0.7)	0.7
Net increase (decrease) in cash and cash equivalents	139.9	(6.7)
Cash and cash equivalents at beginning of period	47.1	48.3
Cash and cash equivalents at end of period	$187.0	$41.6
Cash paid for interest, net	$28.9	$0.2
Cash paid for taxes, net	$6.2	$41.4

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) in applicable periods, non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, and (d) certain professional fees. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates, and (h) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) one-time transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gains on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) in applicable periods, non-cash adjustments to certain revenue agreements, (b) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (c) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc. Reconciliation of Organic Revenue Growth

	Three Months Ended June 28, 2020 vs. June 30, 2019	Six Months Ended June 28, 2020 vs. June 30, 2019

Revenue Growth	(19.0)%	(8.3)%
Less:
DDI acquisition revenue	(0.6)%	(0.7)%
Foreign currency impact	0.3%	0.2%
Organic Revenue Growth	(19.3)%	(8.8)%
IAA, Inc. Reconciliation of Adjusted Selling, General and Administrative Expenses (Amounts in Millions)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Selling, general and administrative expenses	$34.3	$33.7	$72.3	$67.3
Less non-GAAP adjustments:
Retention / severance / restructuring	0.6	0.2	2.9	0.3
COVID-19 related costs	0.3	—	0.5	—
Spinoff costs	—	1.9	—	2.6
Professional fees	0.5	—	0.5	—
Adjusted selling, general and administrative expenses	$32.9	$31.6	$68.4	$64.4

IAA, Inc. Reconciliation of Adjusted Net Income (Amounts in Millions, Except Per Share)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net Income	$33.2	$51.3	$77.9	$105.8
Add back non-GAAP adjustments
Spinoff costs	—	1.9	—	2.6
Retention / severance / restructuring	0.6	0.2	2.9	0.3
COVID-19 related costs	0.3	—	0.5	—
Gain on sale of assets	—	—	(0.1)	—
Acquisition costs	—	0.1	—	0.1
Professional fees	0.5	—	0.5	—
Non-operating foreign exchange gain	0.2	(0.1)	(0.5)	(0.1)
Amortization of acquired intangible assets	3.5	6.6	9.4	13.1
Non-GAAP adjustments to income before income taxes	5.1	8.8	12.7	16.0

Income tax impact of Non-GAAP adjustments to income before income taxes	(1.3)	(2.3)	(3.3)	(4.2)
Discrete tax items	(0.4)	1.2	(0.8)	1.5
Non-GAAP adjustments to net income	3.4	7.7	8.6	13.3
Adjusted net income	$36.6	$59.0	$86.5	$119.1

GAAP diluted EPS	$0.25	$0.38	$0.58	$0.79
EPS impact of Non-GAAP Adjustments	0.02	0.06	0.06	0.10
Adjusted diluted EPS	$0.27	$0.44	$0.64	$0.89

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA (Amounts in Millions)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net income	$33.2	$51.3	$77.9	$105.8
Add: income taxes	10.7	19.9	25.8	39.0
Add: interest expense, net	13.8	11.9	29.8	21.6
Add: depreciation & amortization	19.6	22.1	42.1	43.9
EBITDA	77.3	105.1	$175.6	$210.2
Add back non-GAAP adjustments
Spinoff costs	—	1.9	—	2.6
Retention / severance / restructuring	0.6	0.2	2.9	0.3
COVID-19 related costs	0.3	—	0.5	—
Gain on sale of assets	—	—	(0.1)	—
Acquisition costs	—	0.1	—	0.1
Professional fees	0.5	—	0.5	—
Non-operating foreign exchange gain	0.2	(0.1)	(0.5)	(0.1)
Adjusted EBITDA	78.9	107.3	178.9	213.2
Currency movements	0.2	—	0.3	—
DDI EBITDA	0.2	—	0.2	—
Organic Adjusted EBITDA	$79.3	$107.3	$179.4	$213.2

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Adjusted LTM EBITDA (Amounts in millions)

	Quarter Ended				LTM Ended
	9/29/19	12/29/19	3/29/20	6/28/20	6/28/20

Net income	$41.8	$45.6	$44.7	$33.2	$165.3
Add: income taxes	15.7	14.3	15.1	10.7	55.8
Add: interest expense, net	17.5	16.6	16.0	13.8	63.9
Add: depreciation & amortization	22.1	22.4	22.5	19.6	86.6
EBITDA	97.1	98.9	98.3	77.3	371.6
Add back non-GAAP adjustments
Spinoff costs	0.8	0.2	—	—	1.0
Retention / severance / restructuring	1.1	0.2	2.3	0.6	4.2
COVID-19 related costs	—	—	0.2	0.3	0.5
Gain on sale of assets	—	(0.1)	(0.1)	—	(0.2)
Acquisition costs	0.1	—	—	—	0.1
Professional fees	—	—	—	0.5	0.5
Non-operating foreign exchange (gain) loss	(0.1)	0.2	(0.7)	0.2	(0.4)
Adjusted EBITDA	$99.1	$99.4	$100.0	$78.9	$377.4

Note: Amounts will not always recalculate due to rounding

IAA, Inc. Reconciliation of Net Debt (Amounts in Millions)

June 28, 2020
(Unaudited)
Term Loan	$774.0
Senior Notes	500.0
Capital Leases	26.3
Total Debt	1,300.3
Less: Cash	187.0
Net Debt	$1,113.3
IAA, Inc. Reconciliation of Free Cash Flow (Amounts in Millions)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net cash provided by operating activities	$120.0	$125.6	$217.3	$162.1
Less: Purchases of property, equipment and computer software	(11.5)	(15.9)	(22.1)	(37.5)

Free cash flow	$108.5	$109.7	$195.2	$124.6

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
IAA_IR@icrinc.com | (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257